Bacterin International Holdings, Inc. Reports Full Year
and Fourth Quarter 2010 Financial Results

Bacterin delivers over 109% year-over-year and 141% quarter-over-quarter revenue growth

BELGRADE, MT, – March 28, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE) (“Bacterin”), a creator and developer of revolutionary bone graft material and anti-infective coatings for medical applications, today reported financial results for its full year and fourth quarter ended December 31, 2010.  The Company has been highly productive during 2010:

•	Bacterin secured funding totaling approximately $15 million with access of up to an additional $7.5 million through both a credit and asset based lending facility,
•	Materially increased its direct and indirect biologics sales force by over 150 percent,
•	Launched a marketing and sales initiative into the 6,000 medical facilities covered under the Broadlane® (a general purchasing organization) agreement,
•	Launched three significant products (OsteoSelect® DBM Putty, Osteosponge® SC, and hMatrix™),
•	Received FDA approval to market its second coatings device in conjunction with RyMed Technologies (an antimicrobial needleless IV connector),
•	Increased biologics production capacity by 100 percent in December,
•	Added executive management talent as well as Board expertise, and,
•
On July 1, 2010, as a result of the reverse merger transaction reported in the Company’s Form 8-K dated June 30, 2010, Bacterin began trading as a public entity on the OTC Bulletin Board and subsequently, on March 7, 2011 achieved NYSE Amex listing status.

Bacterin reported full year 2010 revenues of $15.4 million, an increase of approximately 109 percent as compared to $7.4 million for the previous year.  The Company’s revenue growth reflected the impact of the Company’s decision to implement a direct sales force effort, commencing in July 2009, which resulted in an increase in its customer base and increased usage of Bacterin products by surgeons.  As of December 31, 2010, the Company achieved its short term goal of establishing a sales force totaling 52 biologics sales representatives, 1 national sales manager, 3 EVPs and 13 regional vice presidents.  This compares to 21 biologics sales representatives and 7 regional vice presidents at December 31, 2009.   The Company plans to further increase its internal sales force to 64 biologics sales representatives by year end 2011.  The Company’s independent distributor base has also grown materially during 2010, increasing from 40 at year end 2009 to 148 by December 31, 2010.  Bacterin anticipates continuing revenue growth acceleration as both its expanding direct and indirect sales efforts impact the market.

The Company reported a net loss of $(18.2) million or $(0.57) per basic share for the full year 2010, which included a non cash warrant derivative liability charge of $9.2 million due to the strong appreciation in the stock price to $8.50 at year end. This compares to a net loss of $(4.1) million or $(0.16) per basic share for the full year 2009.   The Company expects to achieve operating and cash flow profitability during 2011.

For the twelve months ended December 31, 2010, Bacterin’s gross profit on revenue totaled $12.1 million, yielding a gross margin of 78 percent, compared to a gross margin of 69 percent for the prior twelve month period.  The year over year gross margin increase was the result of increased manufacturing efficiencies resulting from increased usage of our manufacturing capacity.  Bacterin expects gross margin to remain between 75 percent and 80 percent of revenues for the foreseeable future.

Operating expenses during the full year 2010 totaled $19.2 million, an increase of approximately $10.5 million (120%) over the prior full year 2009.  A significant portion of the expense increase, approximately $7.3 million year-over-year was attributed to costs associated with the implementation of a direct sales force as well as a substantial increase in marketing and advertising activities.  General and administrative costs also increased approximately 38% or $2.3 million to $8.2 million, which was largely associated with increased personnel costs as well as legal and professional fees.  In addition, stock options/restricted stock compensation expense, which consists of non-cash expense associated with stock options increased during the year by $898,000 over the prior year to $1.7 million.  While Bacterin anticipates a continued increase in operating expenses going forward, the Company believes it will be able to leverage its general and administrative expenses and deliver increased operating profitability as revenues continue to rise. The Company generated interest expense for the full year of $1,648,000, which includes $513,000 of cash based interest expense.

For the fourth quarter ended December 31, 2010, Bacterin reported revenues of $5.3 million, an increase of approximately 141 percent over the prior year fourth quarter, and an increase of 26 percent over the prior third quarter 2010.  The Company generated gross profit of $3.8 million or 71 percent of revenues.  The fourth quarter 2010 loss from operations increased $1,103,000 from the prior year due largely to the costs associated with building the direct sales force and commissions associated with the large revenue increase.  The net loss during the fiscal fourth quarter increased $3.9 million to $(5.5) million or $(0.15) per basic share.  The fourth quarter 2010 figure includes $2.4 million of a non cash warrant derivative liability charge due to the increase in the Company’s stock price at quarter end.  This net loss compares to a net loss in the previous fiscal year fourth quarter of $(1.6) million or $(0.06) per basic share and $(9.0) million or $(0.26) per basic share for the third quarter of 2010, which included a non-cash warrant derivative liability charge of $6.7 million.

At December 31, 2010, the Company reported cash and equivalents balance of $262,000, accounts receivable of $3.5 million and a short and long term inventory balance of $6.9 million.   In addition, Bacterin closed a transaction in January 2011 with Bridge Bank which provides access to credit lines secured by certain of its accounts receivable balances through a credit facility for up to $5 million, subject to certain borrowing base limitations.   At December 31, 2010 the Company’s short term debt totaled approximately $560,000 with long term debt totaling $3.5 million, before the non-cash debt discount of $1.5 million.  Given the stock appreciation since becoming a public entity in July 2010 through year end, the non-cash warrant derivative liability totaled $9.7 million at year end 2010.  As of December 31, 2010, Bacterin had approximately 36.5 million shares of common stock outstanding and fully diluted shares of approximately 49.7 million (inclusive of all options, warrants and convertible debt).

“2010 was a dynamic year with the fourth quarter producing our 5th sequential record revenue growth quarter. 2011 should similarly prove to be a highly eventful year, as our sales team   has more than doubled and is maturing as a force, our newly launched products gain commercial traction, and we expand our product depth and geographic reach.  We are confident that we will deliver accelerated revenue growth and operating profitability in 2011,” commented Guy Cook, the Company’s President and CEO.

Conference Call Details:

Date/Time:	Tuesday, March 29, 2011—10:00 a.m. (ET)
Telephone Number:	888-713-4216
International Dial-In Number:	617-213-4868
Participant Pass code:	74035725

Internet Access:	www.bacterin.com or www.earnings.com

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PMQXFMDGD

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the conference call in its entirety will be available approximately one hour after its completion by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 98452278 and on the Internet at www.earnings.com.

Investor Contact:

Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@GrannusFinancial.com

or

John Gandolfo
Chief Financial Officer
Bacterin International Holdings, Inc.
406-388-0480
Jgandolfo@bacterin.com

About Bacterin International Holdings, Inc.

Bacterin International Holdings, Inc. (“the “Company” or “Bacterin”) develops, manufactures and markets biologics products to domestic and international markets.  Bacterin’s proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold and promote bone and other tissue growth.  These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain with a facet joint stabilization, promotion of bone growth in foot and ankle surgery, promotion of skull healing following neurosurgery and cartilage regeneration in knee and other joint surgeries.

Bacterin’s Medical Device division develops anti-microbial coatings based upon proprietary coating technologies. Bacterin develops, employs, and licenses bioactive coatings for various medical device applications.  Bacterin’s strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination on medical devices’ drug delivery, local (as opposed to systemic) pain management, and anti-thrombotic factors for medical device applications.  Headquartered in Belgrade, Montana, Bacterin operates a 32,000 square foot., state-of-the-art, fully compliant and FDA registered facility, equipped with five "Class 100" clean rooms.  For further information please visit www.bacterin.com

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. These forward-looking statements are based on current expectations or beliefs and include, but are not limited to, statements about the Company’s earnings release and its expectations based on the results of full year and fourth quarter of 2010, including reductions in expenses and increases in revenues due to among other things, the growth of its sales force. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

*** Financial Statements Follow ***

 BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$262,362	$54,155
Accounts receivable, net of allowance of $157,269 and $81,803, respectively	3,522,031	1,314,418
Accounts receivable - trade	613,034	270,565
Inventories, net	5,440,638	5,000,713
Prepaid and other current assets	572,015	30,000
	10,410,080	6,669,851
Property & equipment, net	3,397,320	3,248,096
Non-current inventories, net	1,439,384	-
Intangible assets, net	355,639	554,268
Other assets	96,073	13,675
Total Assets	$15,698,496	$10,485,890
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	2,768,154	1,403,950
Accrued liabilities	1,391,540	463,630
Warrant derivative liability	9,690,741	75,231
Notes payable	-	1,126,690
Notes payable to stockholders	-	183,461
Current portion of capital lease obligations	30,105	85,071
Current portion of convertible notes payable ($890,000 net of debt discount $69,213)	-	820,787
Current portion of long-term debt	529,290	1,202,574
	14,409,830	5,361,397
Long-term Liabilities:
Capital lease obligation, less current portion	13,185	27,074
Long-term debt, less current portion (net of debt discount of $1,475,677 and $0, respectively)	1,995,033	412,545
Total Liabilities	16,418,048	5,801,016
Stockholders' Equity
Preferred stock, $.0001 par value; 15,000,000 shares authorized;
Common stock, $0.000001 par value; 85,000,000 shares authorized; 36,524,355
Issued shares and 36,520,651 outstanding shares on December 31, 2010 and 28,211,562
Issued shares and 28,152,665 outstanding shares on December 31, 2009	36	28
Additional paid-in capital	34,996,585	22,238,747
Treasury stock, 3,704 shares on December 31, 2010 and 58,897 shares on December 31, 2009	(2,963)	(76,566)
Retained deficit	(35,713,210)	(17,477,335)
Total Stockholders’ Equity	(719,552)	4,684,874
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,698,496	$10,485,890

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three		Twelve
	Months Ended December 31,		Months Ended December 31,
	2010	2009	2010	2009
Revenue
Tissue sales	$5,278,680	$2,105,675	$15,214,775	$7,101,357
Royalties and other	9,448	84,582	202,872	292,136
Total Revenue	5,288,128	2,190,257	15,417,647	7,393,493

Cost of tissue sales	1,530,909	686,587	3,363,876	2,318,142
Gross Profit	3,757,219	1,503,670	12,053,771	5,075,351

Operating Expenses
General and administrative	2,440,766	2,210,884	8,182,081	5,916,776
Sales and marketing	3,161,403	160,936	8,626,834	1,281,932
Depreciation	176,671	166,629	633,827	661,847
Stock Options/Restricted stock Compensation expense	507,024	390,390	1,734,895	837,350
Total Operating Expenses	6,285,864	2,928,839	19,177,637	8,697,905

Loss from Operations	(2,528,645)	(1,425,169)	(7,123,866)	(3,622,554)

Other Income (Expense)

Interest income	35	2,780	1,044	12,988
Interest expense	(484,273)	(176,631)	(1,647,984)	(513,934)
Change in warrant derivative liability	(2,380,293)	-	(9,206,826)	-
Other income (expense)	(107,351)	(3,332)	(258.243)	(2,242)

Total Other Income (Expense)	(2,971,882)	(177,183)	(11,112,009)	(503,188)
Net Loss Before Benefit (Provision) for Income Taxes	(5,500,527)	(1,602,352)	(18,235,875)	(4,125,742)

Benefit (Provision) for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-

Net Loss	$(5,500,527)	$(1,602,352)	$(18,235,875)	$(4,125,742)
Net loss per share:
Basic	$(0.15)	$(0.06)	$(0.57)	$(0.16)

Shares used in the computation:
Basic	36,468,563	28,201,563	32,110,813	26,455,505